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                                                                 EXHIBIT 23.1


                         CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the following Registration Statements of our report dated February 14, 2003, with respect to the consolidated financial statements of LifePoint Hospitals, Inc. included in the LifePoint Hospitals, Inc. Annual Report (Form 10-K) for the year ended December 31, 2002: (i) Form S-8 No. 333-78221 pertaining to the LifePoint Hospitals, Inc. Retirement Plan; (ii) Form S-8 No. 333-78187 pertaining to the LifePoint Hospitals, Inc. 1998 Long-Term Incentive Plan; (iii) Form S-8 No. 333-78185 pertaining to the LifePoint Hospitals, Inc. Management Stock Purchase Plan and LifePoint Hospitals, Inc. Outside Director's Stock and Incentive Plan; (iv) Form S-3 No. 333-42634 pertaining to 340,000 shares of common stock issuable upon exercise of options; (v) Form S-8 No. 333-63140 pertaining to the LifePoint Hospitals, Inc. 1998 Long-Term Incentive Plan, as amended; (vi) Form S-8 No. 333-66378 pertaining to the LifePoint Hospitals, Inc. Executive Stock Purchase Plan; (vii) Form S-8 No. 333-9172 pertaining to the LifePoint Hospitals, Inc. Employee Stock Purchase Plan; and (viii) Form S-3 No. 333-90536 pertaining to the LifePoint Hospitals, Inc. 4 1/2% Convertible Subordinated Notes due 2009.





Nashville, Tennessee
March 20, 2003